Exhibit (h)(39)

                       ACQUIRED FUND FEE WAIVER AGREEMENT

                             ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105



                                                            February 28, 2017


AllianceBernstein Cap Fund, Inc. - AllianceBernstein All Market Income Portfolio 1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

      AllianceBernstein L.P. herewith confirms our agreement with you as follows:

      1. You are an open-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of December 18, 2014 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets with respect to the AllianceBernstein All Market Income Portfolio (the "Portfolio").

      2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall waive a portion of the fees payable to us pursuant to the Advisory Agreement ("Advisory Fees") or reimburse other expenses of the Portfolio as provided herein. We agree that, until March 1, 2018 (the "Limitation Expiration Date"), Advisory Fees shall be waived and/or Portfolio expenses shall be reimbursed in an amount equal to the fees and expenses (investment advisory fees as well as other fees and expenses) indirectly borne by the Portfolio of registered investment companies or series thereof in which the Portfolio invests for which we serve as investment adviser.

      3. Nothing in this Agreement shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Agreement during any time period before or after the Limitation Expiration Date; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after the Limitation Expiration Date or, except as expressly set forth herein, prior to the Limitation Expiration Date.

      4. This Agreement shall become effective on the date hereof and remain in effect until the Limitation Expiration Date.

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      5. This Agreement shall be construed in accordance with the laws of the
State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

      If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                           Very truly yours,

                                           ALLIANCEBERNSTEIN L.P.


                                        By:
                                           /s/ Emilie D. Wrapp
                                           --------------------
                                           Emilie D. Wrapp
                                           Assistant Secretary


Agreed to and accepted
as of the date first set forth above.



ALLIANCEBERNSTEIN CAP FUND, INC.

By:
   /s/ Stephen J. Laffey
   ---------------------
   Stephen J. Laffey
   Assistant Secretary